QuickLinks -- Click here to rapidly navigate through this document

Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption "Experts" in the Amendment No. 1 to Joint Registration Statement on Form S-4 and related Prospectus of La Quinta Corporation and La Quinta Properties, Inc. for the registration of $200,000,000 of 7% Senior Notes due 2012 and to the incorporation by reference therein of our report dated February 19, 2004, with respect to the consolidated financial statements and schedules of La Quinta Corporation and La Quinta Properties, Inc. included in their Joint Annual Report (Form 10-K) for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Dallas, Texas
November 2, 2004

QuickLinks

  Exhibit 23.1